                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549


                                    FORM 11-K


                                  ANNUAL REPORT


                        Pursuant to Section 15 (d) of the
                         Securities Exchange Act of 1934


                   For the fiscal year ended December 31, 2002

                         Commission File Number 1-14933



      A. Full title of the plan and address of the plan, if different from that of the issuer named below:

                       U.S. TRUST CORPORATION 401(k) PLAN
                              114 West 47th Street
                          New York, New York 10036-1532

      B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                         THE CHARLES SCHWAB CORPORATION
                                120 Kearny Street
                         San Francisco, California 94108

                              REQUIRED INFORMATION

      In accordance with the instructions for Form 11-K, financial statements and schedules for the U.S. TRUST CORPORATION 401(k) PLAN (the "Plan"), formerly known as the 401(k) PLAN and ESOP of UNITED STATES TRUST COMPANY OF NEW YORK AND AFFILIATED COMPANIES, prepared in accordance with the financial reporting requirements of ERISA, are filed herewith as Exhibit 99.1. Also filed herewith as Exhibit 23 is the written consent of Deloitte and Touche LLP independent auditors, to the incorporation by reference of their report on such financial statements and schedules in the Registration Statement on Form S-4 relating to the Plan. Officer certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 is furnished herewith as Exhibit 99.2 of this Form 11-K.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 U.S. TRUST CORPORATION 401(k) Plan
                                       (Name of Plan)


Date:  June 27, 2003             By: /s/ Bryan D. Allen
                                 ----------------------------------
                                 Bryan D. Allen
                                 Managing Director
                                 Chairman of Administrative Committee